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                                                                   EXHIBIT 10.20
                               NEORX CORPORATION
                   NONQUALIFIED STOCK OPTION LETTER AGREEMENT
                                DECEMBER 19, 2000

TO:  CARL S. GOLDFISCHER

We are pleased to inform you that you have been granted a nonqualified stock option under the NeoRx Corporation Restated 1994 Stock Option Plan (the "Plan") for the purchase of 10,000 shares of NeoRx Corporation's (the "Company") common stock at an exercise price of $6.25 per share, pursuant to the terms and conditions set forth below and in the Company Plan. A copy of the Plan is attached and incorporated into this Agreement by reference.

The terms of the option are as set forth in the Plan and in this Agreement. The most important of the terms set forth in the Plan are summarized as follows:

        DATE OF GRANT: The date of grant of the option is December 19, 2000.

        VESTING: The option shall vest and become exercisable, subject to shareholder approval of the Plan, in accordance with the following schedule:

               Date On and After Which             Portion of Total Option
                Option is Exercisable               Which is Exercisable
               -----------------------             -----------------------

                  January 19, 2001                        One-Third
                  February 19, 2001                       One-Third
                  March 19, 2001                          One-Third

        TERM: The option to have a term of ten years, to vest in equal monthly amounts over the next three months during which time he is providing financial advice to the Company and shall terminate in accordance with Section 5.8 of the Plan after the passage of a certain amount of time after Dr. Goldfischer ceases his relationship with the Company (whether as a consultant, Director or otherwise).

        EXERCISE: During your lifetime only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death.

        PAYMENT FOR SHARES: The option may be exercised by the delivery of:

        (1) Cash, personal check (unless, at the time of exercise, the Plan Administrator determines otherwise), bank certified or cashiers check;

        (2) Unless the Plan Administrator in its sole discretion determines otherwise, shares of the capital stock of the Company held by you for a period of at least six months having a fair


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market value at the time of exercise, as determined in good faith by the Plan
Administrator, equal to the exercise price; or

        (3) A properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

        TERMINATION: If you cease to be a Consultant to the Company for any reason other than death or termination for cause, and unless by its terms this option sooner terminates or expires, then you may exercise, for a two-year period, that portion of your option which is exercisable at the time of such cessation, but the option shall terminate at the end of such period following such cessation as to all shares for which it has not theretofore been exercised.

        DEATH OF OPTIONEE: If you die while serving as a Consultant to the Company or within the two-year period following cessation of such service, this option may, to the extent that you would have been entitled to exercise this option, be exercised within one year after your death by the personal representative of your estate or by the person or persons to whom your rights under this option shall pass by will or by the applicable laws of descent and distribution, unless sooner terminated.

        STATUS OF SHAREHOLDER: Neither you nor any person or persons to whom your rights and privileges under this option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of this option unless and until this option has been exercised.

        CONTINUATION OF STATUS AS CONSULTANT: Nothing in this Agreement shall confer upon you any right to continue as a Consultant to the Company, or to interfere in any way with the right of the Company to terminate your service as a Consultant to the Company at any time.

        TRANSFER OF OPTION: This option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of any right or privilege conferred hereby, contrary to law or to the provisions of this Agreement, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void.

        HOLDING PERIOD: Shares of common stock obtained upon the exercise of this option may not be sold until six months after the date the option was granted.

        Your particular attention is directed to the section(s) of the Plan which describe(s) certain important conditions relating to federal and state securities laws that must be satisfied before the option can be exercised and before the company can issue any shares to you. The Company intends to maintain an effective registration statement with respect to the shares that will be issued upon exercise of this option but has no obligation to do so. If there is no effective registration statement, you will not be able to exercise the option or sell the option shares unless

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exemptions from registration under federal and state securities laws are available. Such exemptions are very limited and might be unavailable. Consequently, you might have no opportunity to exercise the option and to receive shares upon such exercise.

        Please execute the Acceptance and Acknowledgment set forth below and return it to the undersigned.

NEORX CORPORATION


------------------------------------
PAUL G. ABRAMS
CHIEF EXECUTIVE OFFICER

                          ACCEPTANCE AND ACKNOWLEDGMENT

I, Carl S. Goldfischer, a resident of the State of Wyoming, accept the nonqualified stock option described above and in NeoRx Corporation's 1994 Stock Option Plan, and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have read and understand the Plan, including the provision(s) relating to federal and securities law.

        Dated:
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--------------------
Taxpayer I.D. Number

By signing below, the spouse of the Optionee, if such Optionee is legally married as of the date of execution of this Agreement, acknowledges that (s)he has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of this Agreement and the Plan.


        Dated:
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By signing below, the Optionee represents that (s)he is not legally married as of the date of execution of this Agreement.

        Dated:
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